Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces June 2015 Wholesale Distribution Sales

Wholesale Division Reports Fourth Consecutive Month of Over $400 Million in Equity Capital Raised Through 30 Direct Investment Programs

Second Quarter Total Equity Sales of $1.3 Billion, Up 20% From Prior Quarter;

Direct Investment Program Sales of $1.2 Billion, Up 24% From Prior Quarter;

Non-Traded REIT Sales of $1.0 Billion, Up 31% From Prior Quarter

New York, New York, July 6, 2015 – RCS Capital Corporation (NYSE: RCAP) (“RCS Capital”) announced today that its wholesale broker-dealer subsidiaries, Realty Capital Securities, LLC (“Realty Capital Securities”), SC Distributors, LLC and The Hatteras Funds raised $407 million of total equity capital in the month of June through 30 direct investment programs and registered investment companies.

RCS Capital’s wholesale broker-dealer subsidiaries continued to report solid results through the first half of 2015, with June marking the fourth consecutive month of over $400 million of total equity capital raised. For the second quarter, total equity capital raised was approximately $1.3 billion, representing a 20% increase from the first quarter. Sales of direct investment programs totaled nearly $376 million for the month of June, and $1.2 billion in the second quarter, representing a 24% increase from the first quarter. Sales of non-traded REITs totaled $324 million for the month of June, and nearly $1.0 billion in the second quarter, representing a 31% increase from the first quarter.

Bill Dwyer, Chief Executive Officer of Realty Capital Securities, commented, “We are pleased to report a 20% increase in total equity sales in the second quarter despite an overall industry slowdown in sales. Our market leading position reflects the continued demand we are seeing as a result of our differentiated platform, the breadth of our product offerings, and the value we deliver to our selling group members. June equity sales marked a fourth straight month of over $400 million of equity capital raised, again demonstrating solid month over month results, especially considering the closings of offerings, including our highly successful Business Development Corporation of America program; these closings create challenging month-over-month comparables. We continue to believe that strong equity sales in the second half of 2015, driven in part by a number of completed and anticipated liquidity events, coupled with strategic expense reduction across the platform, will result in positive Adjusted EBITDA for the business for the full year 2015.”

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCS Capital's business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCS Capital’s ability to integrate businesses it has acquired in recent acquisitions with its previously existing businesses. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903